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                                                                  Exhibit 4(a)-2
                                AMENDMENT NO. 1

                                       TO

                      PP&L EMPLOYEE STOCK OWNERSHIP PLAN

          WHEREAS, PP&L, Inc. ("PP&L") adopted the PP&L Employee Stock Ownership Plan (the "Plan"), effective January 1, 1975, for certain of its employees; and
          WHEREAS, PP&L amended and restated the Plan, effective January 1, 1998; and
          WHEREAS, PP&L desires to amend the plan;
          NOW, THEREFORE, the Plan is hereby amended as follows:

I.   Effective January 1, 1998, Article XII, Section 12.7 is amended to read:

     12.7 VOTING OR TENDERING STOCK. Each Participant (or, in the event of his or her death, his or her beneficiary) is, for purposes of this Section 12.7, designated a 'named fiduciary," within the meaning of section 403(a)(1) of ERISA with respect to his or her proportionate number of shares of Stock (such
proportionate number of shares being determined at the respective   times such
fiduciary rights are exercisable, as set forth below).

     (a) VOTING RIGHTS. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of shares of Stock (as determined in the last sentence of this Section 12.7(a)) to instruct the Trustee in writing as to the manner in which to vote such Stock at any stockholders' meeting of Resources. PP&L shall use its best efforts to timely distribute or cause to be distributed to each Participant (or beneficiary) the information distributed to stockholders of Resources in connection with any such stockholders' meeting, together with a form requesting confidential instructions to the Trustee on how such shares of Stock shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares of shares of Stock (including fractional shares). An individual's proportionate number of shares of Stock held in the trust shall be equal to the product of multiplying the total number of shares of Stock by a fraction, the numerator of which shall be the respective number of shares of Stock which are held in such individual's account for

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which he or she provides instructions to the Trustee and the denominator of which shall be the number of shares of Stock in all such accounts for which instructions are provided to the Trustee.

     (b) RIGHTS ON TENDER OR EXCHANGE OFFER. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of shares of Stock (as determined in the last sentence of this Section 12.7(b)) of shares to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to such Stock. PP&L shall use its best efforts to timely distribute or cause to be distributed to each such Participant (or beneficiary) the information distributed to stockholders of Resources in connection with any such tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such shares. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to certain shares of Stock by the first sentence of this Section 12.7(b), such individual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares of Stock. An individual's proportionate number of shares of Stock shall be equal to the product of multiplying the total number of shares of Stock by a fraction, the numerator of which shall be the number of shares which are held in such individual's account and the denominator of which shall be the total number of shares of Stock.

      (c) CONFIDENTIALITY. All instructions received by the Trustee from individual participants (or beneficiaries) pursuant to this Section 12.7 shall be held by the Trustee in strict confidence and shall not be divulged or released to any person; provided, that, to the extent necessary for the operation of the Plan or compliance with applicable law, such instructions may be relayed by the Trustee to a recordkeeper, auditor or other person providing services to the Plan or responsible for monitoring compliance with applicable laws, if such person is either:

          (1) a person who is not the Company or an Affiliated Company or an employee, officer or director of the Company or an Affiliated Company and who agrees not to divulge such instructions to any other person, including the Company, an Affiliated Company, or employees, officers and directors of the Company or an Affiliated Company; or

          (2) a person who is an employee of the Company or an Affiliated Company, if such person is specifically authorized by the Employee Benefit Plan Board to receive such information pursuant to confidentiality procedures designed to safeguard the confidentiality of such information. The Employee Benefit

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              Plan Board shall be responsible for monitoring compliance with such procedures, for the adequacy of such procedures, and for appointing an independent fiduciary to carry out activities relating to any situation that, in the determination of the Employee Benefit Plan Board, involves a potential for undue employer influence on Participants (or beneficiaries) with regard to their exercise of rights under this Section 12.7.

     IN WITNESS WHEREOF, this Amendment No. 1 is executed this 6th day of August, 1998.

                                        PP&L INC.


                                        By:
                                           -------------------------
                                           John M. Chappelear
                                           Vice President-Investments &
                                           Pensions

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